Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Mustang Bio, Inc.

Worcester, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 24, 2021, relating to the consolidated financial statements of Mustang Bio, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Boston, Massachusetts

April 2, 2021